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                                                                   Exhibit 10.24

                         XANODYNE PHARMACEUTICALS, INC.

           NON-EMPLOYEE DIRECTOR COMPENSATION AND REIMBURSEMENT POLICY

     This Non-Employee Director Compensation and Reimbursement Policy of Xanodyne Pharmaceuticals, Inc. (the "Corporation") provides for compensation and reimbursement of expenses of each member of the Board of Directors (the "Board") of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation (a "Non-Employee Director").

Annual Cash Retainers

     Each Non-Employee Director is entitled to receive an annual cash retainer of $35,000 for service as a director. Each Non-Employee Director also is entitled to receive the following additional annual cash retainer for service as the chair or other member of the Board committees set forth below.

                                         ANNUAL RETAINER FOR
                                          SERVICE ON BOARD
                                             COMMITTEES
                                       -----------------------
COMMITTEE                               CHAIR    OTHER MEMBERS
---------                              -------   -------------
Audit Committee.....................   $15,000       $5,000
Compensation Committee..............   $10,000       $5,000
Nominating and Corporate Governance
Committee...........................    $5,000       $2,500

Annual cash retainers for service as a Non-Employee Director and as the chair or other member of a Board committee shall be payable in arrears in four equal quarterly installments on the last day of each quarter; provided that the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on the Board or the applicable committee.

Equity Compensation

     Equity compensation for Non-Employee Directors shall be as set forth in the Corporation's 2007 Stock Incentive Plan, as it may be amended from time to time (the "Plan").

     Specifically, after the effective date of the Plan, the Corporation shall grant to each Non-Employee Director, upon the commencement of service on the Board, a nonstatutory stock option (a "Commencement Option") to purchase 100,000 shares of Common Stock of the Corporation (subject to adjustment as provided in the Plan). In addition, on the effective date of the Plan, the Corporation shall grant a Commencement Option to each Non-Employee Director who is serving on the Board on such date (each, a "Current Director"), other than (i) Current

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Directors who are serving on the Board as representatives of entities that have invested in the Corporation (each, a "Current Investor Director") and (ii) the Chairman of the Board. On the first day the Corporation's Common Stock trades on a national securities exchange (the "First Public Trading Day"), the Corporation shall grant a Commencement Option to each Current Investor Director who is serving on the Board on the First Public Trading Day and has not tendered a resignation from the Board on or prior to the First Public Trading Day. A Commencement Option shall vest according to the following schedule: (i) one-third (1/3) of the original number of shares of Common Stock of the Corporation subject to such Commencement Option on the first anniversary of the day of grant of the Option (the "First Vesting Date") and (ii) one-thirty-sixth (1/36) of such shares on each monthly anniversary of the First Vesting Date (the First Vesting Date and each monthly anniversary of the First Vesting Date, a "Vesting Date"), provided that the individual is serving on the Board on such Vesting Date. The option agreement would provide for accelerated vesting in the case of death, disability, change in control, or retirement following a specified number of years of service.

     In addition, on the date of each annual meeting of stockholders of the Corporation, the Corporation shall grant to each Non-Employee Director who is both serving as a director immediately prior to and immediately following such annual meeting, a nonstatutory stock option (an "Annual Option") to purchase 35,000 shares of Common Stock (subject to adjustment as provided in the Plan); provided, however, that a Non-Employee Director shall not be eligible to receive an Annual Option until such Non-Employee Director has served on the Board for at least six months. An Annual Option shall be fully vested when granted.

     Both Commencement Options and Annual Options shall (i) have an exercise price equal to the Fair Market Value (as defined in the Plan) of the Corporation's Common Stock on the date of grant, (ii) expire on the earlier of 10 years from the date of grant or one year following cessation of service on the Board and (iii) contain such other terms and conditions as the Board shall determine.

     The obligation to grant Commencement Options and Annual Options under the Plan to a Non-Employee Director shall, if so determined by the Board, be reduced to the extent the Corporation is otherwise obligated to grant, or the Board otherwise grants or has granted, options to such Non-Employee Director.

Reimbursement of Expenses

     The Corporation shall reimburse each Non-Employee Director for reasonable travel and other out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.